Exhibit 10.9

Thomas E. Pumford, Jr.

21900 W. M-57

Bannister, Michigan 48807

(989) 661-2282

Service Contract

THIS SERVICE CONTRACT begins on August 1, 2006 by and between Thomas E. Pumford, Jr. (service provider) an individual having an address currently at 21900 W. M-57, Bannister, Michigan 48807 and Liberty Renewable Fuels, LLC a Delaware Company, having an address at P.O. Box 335 Owosso, Michigan 48867.

1.	Scope of Services. These services will be performed under the direction of Liberty Renewable Fuels, LLC and will include, but not limited to, the following:

Service provider agrees to be responsible for all internal accounting functions and coordinate payroll needs at Liberty Renewable Fuels, LLC;

Service provider agrees to work with and provide necessary information to Finance and Audit committee of LRF for their review;

Service provider agrees to be responsible for developing a business model and accompanying budget that can be used for project development and financing;

Service provider agrees to be responsible for coordinating loan applications to financial lenders;

Service provider agrees to assist Jackson Walker with preparation of documents required to complete any private and public offerings of stock units for sale;

Service provider agrees to assist in the coordination all real estate transactions necessary for the development of the project;

Service provider agrees to assist in contract negotiations with other vendors that will be needed for plant construction;

Service provider agrees to assist in providing office oversight;

Service provider agrees to provide other professional services at the request of David Skjaerlund, President and CEO of Liberty Renewable Fuels, LLC, as the project requires.

2.	Terms and Compensation. During the term of this agreement, fees shall be payable upon the 1st of the month at a rate of $4500.00 per month. This contract shall commence on August 1, 2006. Service provider will also be reimbursed for reasonable expenses including mileage for attending meetings at locations other than Liberty’s office in Corunna and meals, lodging and other travel expenses for overnight trips. Service provider will not be reimbursed mileage for attendance at Steering Committee or Board of Managers meetings for Liberty. Service provider will also not be reimbursed mileage for travel between the office of the service provider and the office of Liberty Renewable Fuels, LLC in Owosso, Michigan.

3.	Termination. This agreement may be terminated by either party at anytime, for just cause, during its duration upon thirty (30) days written notice.

4.	Governing Law. This agreement shall be governed by the laws of the state of Michigan.

5.	Independent Contractor – Third Parties. In performing services under this agreement, Thomas E. Pumford, Jr. shall at all times operate as, and have the status of, an independent contractor and shall not act as or be an employee of Liberty Renewable Fuels, LLC. The parties agree to look solely to each other with respect to performance of the agreement and the services to be provided hereunder. This agreement and each and every provision hereof are for the exclusive benefit of Liberty Renewable Fuels, LLC and Thomas E. Pumford, Jr. and not for the benefit of any third party.

6.	Taxes. Service provider shall be solely responsible for paying any federal, state and local taxes as may be imposed upon the income derived by said service provider through this contract.

7.	Conflict of Interests. Service provider represents that it does not presently have any interest and will not acquire any interest, direct or indirect, that would conflict in any manner with the performance of this contract and the scope of services provided herein. To conform to these provisions Thomas E. Pumford, Jr. has resigned from the chairmanship of the Finance and Audit Committee and as a member of the Finance and Audit Committee of Liberty Renewable Fuels, LLC.

8.

Confidentiality. All information furnished to, developed or obtained by Thomas E. Pumford, Jr. and his employees in the course of performance of services hereunder shall be kept confidential and shall not be disclosed to any other person or organization other than as required for the proper performance of services hereunder. This provision shall not apply to information which is in or becomes a part of the public domain through no fault of Thomas E. Pumford, Jr. or his employees.

9.	Renegotiations. This contract may be renegotiated with a 30 days written notice be the service provider or Liberty Renewable Fuels, LLC.

10.	Miscellaneous. This contract represents the entire agreement of the parties relating to the subject matter hereof, and it may not be amended, modified or waived other than in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

Agreed and accepted this 23day of August, 2006 by:

/s/ David Skjaerlund
Liberty Renewable Fuels, LLC

/s/ Thomas Pumford Jr.
Thomas E. Pumford, Jr.